As filed with the Securities and Exchange Commission on December 18, 2008
Registration No. 333-______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STILLWATER MINING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	81-0480654
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1321 Discovery Drive
Billings, Montana 59102
(Address of Principal Executive Offices and Zip Code)

STILLWATER MINING COMPANY 401(k) PLAN
STILLWATER MINING COMPANY BARGAINING UNIT 401(k) PLAN
(Full title of plan)

Francis R. McAllister
Chief Executive Officer
Stillwater Mining Company
1321 Discovery Drive
Billings, Montana  59102

(406) 373-8700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock ($.01 par value)	1,000,000	$4.26	$4,260,000	$167.42

(1)
This Registration statement shall also cover any additional shares of the Registrant’s common stock which becomes issuable under the Stillwater Mining Company 401(k) Plan or Bargaining Unit 401(k) Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)
Estimated pursuant to Rules 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee and based on the average of the high and low sales prices for the Registrant’s common stock as reported on the New York Stock Exchange on December 16, 2008.

INCORPORATION BY REFERENCE OF CONTENTS OF REGISTRATION STATEMENT ON FORM S-8 FILE NO. 333-76314

In accordance with General Instructions to Form S-8, the contents of the Registration Statement on Form S-8, File No. 333-76314, filed by Stillwater Mining Company (the “Company”) with the Securities and Exchange Commission on November 23, 2005, is hereby incorporated and made a part hereof.

This Registration Statement relates to (i) 270,000 shares of Company common stock, $.01 par value per share ("Common Stock") that may be acquired by Company employees under the Company's 401(k) Plan, and (ii) 730,000 shares of Common Stock that may be acquired by Company employees under the Company's Bargaining Unit 401(k) Plan (the 401(k) Plan and the Bargaining Unit 401(k) Plan together, the "Plans"). Five million (5,000,000) shares of Common Stock have been previously registered for issuance under the Plans on the Company's Registration Statements on Form S-8 (Registration No. 333-70861 filed on January 20, 1999, Registration No. 333-76314 filed on January 4, 2002, and Registration No. 333-129953 filed November 23, 2005), of which 1,800,000 shares were registered for issuance under the Company's 401(k) Plan and 3,200,000 shares were registered for issuance under the Company's Bargaining Unit 401(k) Plan.

Item 8.  Exhibits.

Exhibit No.	Description.

5.1	Opinion of Counsel.

23.1	Consent of KPMG, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (contained in its opinion filed as Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Billings, State of Montana, on December 17, 2008.

STILLWATER MINING COMPANY

By:	/s/ Francis R. McAllister
Francis R. McAllister
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature, Name and Title	Date

/s/ Francis R. McAllister	December 17, 2008
Francis R. McAllister
Chairman, Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Gregory A. Wing	December 17, 2008
Gregory A. Wing
Vice President and Chief Financial Officer
(Principal Accounting Officer)

/s/ Craig L. Fuller	December 17, 2008
Craig L. Fuller, Director

/s/ Patrick M. James	December 17, 2008
Patrick M. James, Director

/s/ Steven S. Lucas	December 17, 2008
Steven S. Lucas, Director

/s/ Joseph P. Mazurek	December 17, 2008
Joseph P. Mazurek, Director

/s/ Sheryl K. Pressler	December 17, 2008
Sheryl K. Pressler, Director

/s/ Donald W. Riegle Jr.	December 17, 2008
Donald W. Riegle Jr., Director

/s/ Todd D. Schafer	December 17, 2008
Todd D. Schafer, Director

/s/ Michael E. McGuire Jr.	December 17, 2008
Michael E. McGuire Jr, Director

EXHIBITS INDEX

Exhibit No.	Description	Page

5.1	Opinion of Counsel.	5

23.1	Consent of KPMG, LLP, Independent Registered Public Accounting Firm.	6

23.2	Consent of Counsel (contained in its opinion filed as Exhibit 5.1).	N/A